Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

White Plains, New York

We hereby consent to the incorporation by reference in the Prospectus and Prospectus Supplement constituting a part of this Registration Statement of our reports dated February 26, 2014, relating to the consolidated financial statements, the effectiveness of Acadia Realty Trust’s internal control over financial reporting, and schedule of Acadia Realty Trust and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us as “experts” in the Prospectus and Prospectus Supplement.

/s/ BDO USA, LLP

New York, New York

May 2, 2014